EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statements on Forms S-3 (File Nos. 333-222916, 333-219726, 333-214883, 333-208679, and 333-201797) and Forms S-8 (File Nos. 333-169742 and 333-196067) of S&W Seed Company of our report dated January 2, 2019, on the Special Purpose Statement of Assets Acquired and Liabilities Assumed by S&W Seed Company of Chromatin, Inc. and Subsidiaries as of September 30, 2018 and the related Special Purpose Statement of Revenues and Direct Expenses for the nine month period ended September 30, 2018, which report is included in this Current Report on Form 8-K/A of S&W Seed Company dated January 2, 2019.

Our report dated January 2, 2019 contains an emphasis of matter paragraph describing that the basis of presentation of the statements of Assets Acquired and Liabilities Assumed and Revenues and Direct Expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K/A of S&W Seed Company and are not intended to be a complete presentation of the financial position, results of operations or cash flows of the Chromatin Business in accordance with accounting principles generally accepted in the United States of America.

Crowe LLP

Elkhart, Indiana
January 2, 2019